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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   DE GROOT, ARJEN
   Nachtegaalspad 17
   3652 IM Woerdense Verlaat, NL

2. Date of Event Requiring Statement (Month/Day/Year)
   06/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   AMERICAN DREAM ENTERTAINMENT, INC.

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person


___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|

COMMON STOCK                                                  840,311                   (D) AND (I)                SEE EXPLANATION.
___________________________________________________________________________________________________________________________________|


___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________|

Explanation of Responses:

Mr. de Groot and a wholly owned British West Indies corporation hold of record 547,000 shares of the Issuer' Common Stock. In addtion, Mr. de Groot and his wholly-owned corporation own in the aggregate a 4.76% ownership interest in Dreamweavers, N.V., which currently owns 6,162,000 (or an indirect interest in 293,311 shares) shares of the Issuer's Common Stock. Thus, Mr. de Groot is deemed to beneficially own in the aggregate 840,311 shares of the Issuer's Common Stock.



/s/ Arjen de Groot                                          6/14/00
-------------------                                         -------
Signature of Reporting Person                                Date